EXHIBIT 10.1

May 1, 2007

Mr. John H. Van Gerwen

1308 Chandler Road

Huntsville, Alabama 35801

Re:	Incentive Agreement

Dear John:

This letter agreement (“Letter Agreement”) shall serve as a formal and binding commitment by Wolverine Tube, Inc. (“Company”) to offer you certain incentives as outlined herein in exchange for your commitment to remain employed with the Company.

1. Change-in-Control Payment. The Company agrees to pay you a lump sum payment of Thirty Thousand and no/100 Dollars ($30,000.00) less applicable taxes and withholdings (“the Change-in-Control Payment”), payable upon your execution of this Letter Agreement, in exchange for your agreement to waive your right to receive the benefits described in Section 1(b)(i) (“the Change-in-Control Benefits”) of the 2002 Change in Control, Severance and Non-Competition Agreement you entered into with the Company, dated March 23, 2001 (“the Change-in-Control Agreement”) until such right expires, as it relates to the change in control of the Company that occurred on February 16, 2007. If you terminate your employment at any time between the date of this Letter Agreement and the date your right to exercise the Change in Control Benefits expires and you seek the Change-in-Control Benefits; and/or otherwise exercise your rights under the Change-In-Control Agreement, including but not limited to resignation with Good Reason as defined in Section 1(a)(iii) therein, you will be obligated to immediately return the Change-in-Control Payment to the Company.

2. Salary Increase. As further incentive for your continued employment, your annual base salary has increased to Two Hundred Thousand and No/100 Dollars ($200,000.00).

3. Equity Incentive Grant. In addition, the Company has granted to you Three Hundred and Twenty-five Thousand (325,000) Wolverine Tube, Inc. Stock Options (“the Equity Incentive Grant”), granted to you in accordance with the Wolverine Tube, Inc. 2007 Non-Qualified Stock Option Plan. This Equity Incentive Grant will vest ratably over a five-year period from the grant date.

We believe the aforementioned incentives provide mutually beneficial assurances that you will continue to provide valuable services to the Company. Please sign where indicated below to acknowledge your agreement to the terms and conditions of this Letter Agreement.

We look forward to your continued employment and service as a key member of management.

/s/ John H. Van Gerwen
John H. Van Gerwen

Wolverine Tube, Inc.

By:	/s/ Harold M. Karp
Harold M. Karp
Its:	President and Chief Operating Officer